Exhibit 99.1

RACINO ROYALE CLOSES ACQUISITION OF INTERAMERICAN GAMING

January 31, 2008 - TORONTO - Racino Royale Inc. (OTCBB:  RCNR) ("Racino" or the “Company”) is pleased to announce that it has entered into a formal share exchange agreement dated as of January 28, 2008 (the "Agreement") pursuant to which it acquired all of the issued and outstanding shares of InterAmerican Gaming Corp. ("IAGC").

In accordance with the Agreement, IAGC shareholders were issued, in the aggregate, 13,500,000 Racino shares in exchange for the 13,500,000 issued and outstanding IAGC shares. Upon closing of the transaction, IAGC became an operating subsidiary of Racino, and the former IAGC shareholders received an ownership interest in Racino of approximately 29%. Post closing there are 46,723,886 shares of Racino’s common stock outstanding.

IAGC is a private casino management company focused on Latin America, combining experience in the Latin American gaming markets with specialization in implementing industry-leading technology, systems and marketing programs. It is currently pursuing acquisitions of existing operations as well as developing casino projects with large hotel and resort partners.

Pursuant to the terms of the Agreement, Randy Barber, Graham Simmonds and Adam Szweras were appointed to the Racino board of directors and Ms. Carrie Weiler agreed to resign as a director. With this resignation and the new appointees the Racino board of directors consists of Messrs. John Simmonds, Jason Moretto, Randy Barber, Graham Simmonds and Adam Szweras. With acquisition of IAGC, Mr. Eric Rahn, President of IAGC, was appointed Chief Operating Officer of Racino.

John G. Simmonds, Racino CEO stated; “I’m extremely pleased that we were able to consummate the InterAmerican acquisition on favourable terms for all concerned. Through our due diligence process we were made aware of several exciting and potentially lucrative Latin American gaming opportunities that we hope to be in a position to announce shortly. I’d also like to welcome the new InterAmerican directors and officers to our organization and look forward to working with them to create significant shareholder wealth.”

Racino Royale, Inc. is a development stage company, with interests in certain Canadian horse racing rights that is quoted on the NASD Over-the-Counter-Bulletin-Board under the symbol RCNR.

For further information, please contact:
John G. Simmonds, CEO Tel: 416-477-5656 ext. 301

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of applicable securities laws, 'forward-looking statements,' which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-KSB for the fiscal year ended September 30, 2007 for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Racino does not undertake any responsibility to update any of these statements in the future.